CONTACT: SUN INVESTOR INQUIRIES (505) 468-2341

                                             SUN MEDIA INQUIRIES (505) 468-4582

                                             OMEGA CONTACT, ROBERT STEPHENSON AT
                                                                  (410) 427-1700

           SUN HEALTHCARE GROUP, INC. AND OMEGA HEALTHCARE INVESTORS
             ANNOUNCE AGREEMENT IN PRINCIPLE FOR LEASE RESTRUCTURING

================================================================================

Irvine, Calif. and Timonium, Md. (Jan. 26, 2004) - Sun Healthcare Group, Inc. (OTC-SUHG.OB) and Omega Healthcare Investors, Inc. (NYSE-OHI) today jointly announced that they have reached an agreement in principle regarding the 51 properties owned by Omega that are leased to various affiliates of Sun. The agreement in principle has been memorialized in a non-binding term sheet, pursuant to which, among other things, Sun will continue to operate and occupy 23 long-term care facilities, five behavioral properties and two hospital properties. One property in the State of Washington, formerly operated by a Sun affiliate, has already been closed and the lease relating to that property will be terminated. With respect to the remaining 20 facilities, 15 have already been transitioned to new operators and 5 are in the process of being transferred to new operators.

The non-binding term sheet executed by Sun and Omega anticipates execution and delivery of a new Master Lease with the following general terms:

     o    Term: Through December 31, 2013

     o Base Rent: Commencing February 1, 2004, monthly base rent will be $1,560,190, subject to annual increases not to exceed 2.5% per year.

     o Deferred Base Rent. $7,761,000, representing a portion of the Base Rent that has not and will not be paid by Sun under the current leases (the "Deferred Base Rent"), will be deferred and shall bear interest at a floating rate with a floor of 6% per annum. That interest shall accrue but shall not be payable to Omega through January 3, 2008. Interest thereafter accruing shall be paid monthly. Omega is releasing all other claims for Base Rent which otherwise would be due under the current leases.

     o Conversion of Deferred Base Rent. Omega will have the right at any time to convert the Deferred Base Rent into 800,000 shares of Sun's common stock, subject to certain non-dilution provisions and the right of Sun to pay cash in an amount equal to the value of that stock in lieu of issuing stock to Omega. If the value of the common stock exceeds 140% of the Deferred Base Rent, Sun may require Omega to convert the Deferred Base Rent.

"Reaching this agreement with Omega is the culmination of a year-long cooperative effort between Omega and Sun," said Richard K. Matros, Chairman and Chief Executive Officer of Sun. "Omega has been a true friend and partner as we worked our way through our portfolio restructuring. Once definitive agreements outlined in the Omega term sheet are complete, Sun will have completed nearly all of the portfolio restructuring we commenced last year. Although some work remains on that project, I am greatly pleased with achieving this milestone with Omega."

"C. Taylor Pickett, Chief Executive Officer of Omega said, "We continue to be impressed by the way that Sun's management team has improved facility operations and has continued to deleverage Sun's balance sheet. Through this cooperative restructuring, Omega has further diversified its operator base, while strengthening our Sun facility cash flow to rent coverages,"

The parties anticipate that the definitive agreements will be executed and delivered in the next few weeks.

                                       ###

Sun Healthcare Group, Inc., with Executive Offices located in Irvine, California, owns SunBridge Healthcare Corporation and other affiliated companies that operate long-term and postacute care facilities in many states. In addition, the Sun Healthcare Group family of companies provides high-quality therapy, home care and other ancillary services for the healthcare industry.

For further information regarding Sun and the matters reported herein, see the Sun's Report on Form 10-K for the year ended December 31, 2002, a copy of which is available at Sun's website at www.sunh.com.

Omega is a Real Estate Investment Trust investing in and providing financing to the long-term care industry. At December 31, 2003, the Company owned or held mortgages on 211 skilled nursing and assisted living facilities with approximately 21,500 beds located in 28 states and operated by 39 third-party healthcare operating companies.

Statements made in this release that are not historical facts may be "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may" and similar expressions. Factors that could cause actual results to differ materially include, but are not limited to, the following: continued funding of the Company by its lenders while the Company remains in default under its loan agreement; the ability to complete asset sales on a timely basis to provide liquidity to complete its restructuring; changes in Medicare and Medicaid reimbursements; efforts of third-party payors to control costs; the impact of federal and state regulations; changes in payor mix and payment methodologies; further consolidation of managed care organizations and other third-party payors; competition in our business; potential liability for losses not covered by, or in excess of, our insurance; competition for qualified staff in the healthcare industry; our ability to control operating costs, return to profitability and generate sufficient cash flow to meet operational and financial requirements; our ability to complete a restructuring of the Company to create a viable entity; and the potential impact an economic downturn or changes in the laws affecting our business in those markets in which we operate. More information on factors that could affect our business and financial results are included in our Annual Report on Form 10-K for the year ended December 31, 2002, and other public filings made with the Securities and Exchange Commission.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.